Exhibit 10.21

Retention Agreement

December 21, 2022

Todd Mitchell

226 E 12th Street, Apt. PHA

New York, NY 10003

Dear Todd,

This agreement establishes the terms of your continued employment with RiceBran Technologies.

1. Duration

The term of this agreement will begin on today’s date and end June 30th, 2023, unless your employment is terminated earlier by RiceBran Technologies as outlined in Sections 4 and 5.

2. Title and Job Responsibilities

You will continue to be employed as the Chief Financial Officer (CFO) and Chief Operating Officer (COO), devoting your best professional efforts, time, and skill to the performance of the duties. You will continue to report to Peter Bradley, Executive Chairman.

3. Compensation

Your annual base salary will remain $275,000 per year, and you will be paid in accordance with RBT’s normal payroll procedures. Salary adjustments may occur including merit increases, equity adjustments, salary reductions or other changes as deemed necessary.

4. Retention Bonus

You will be eligible for a retention bonus of $137,500 paid in cash, subject to the terms described below, which will be paid to you in the first full week following June 30th, 2023.

If you are termed without cause prior to June 30th, 2023, RiceBran Technologies will be obligated to pay you the entirety of your Retention Bonus.

5. Termination

If you resign from RiceBran Technologies without good reason at any point before the end of the duration of this agreement, you will not be eligible for any of the retention bonus.

If you are terminated for cause at any point before the end of this agreement, you will be obligated to reimburse any earned retention bonus.

For purposes of this Agreement, cause means:

●	Your willful and continued failure to perform substantially your duties with RiceBran Technologies.

●	Your willful engagement in illegal conduct or gross misconduct.

For purposes of this Agreement, good reason means:

●	RiceBran Technologies fails to maintain fiscal strength enough to retain your employment.

●	RiceBran Technologies unlawfully discriminates against you.

Your employment remains at will and nothing in this agreement shall be interpreted to be in conflict with or to eliminate or modify in any way your at-will employment status.

6. Governing Law

The validity, interpretation and performance of this agreement shall, in all respects, be governed by the relevant laws of Texas.

7. Modification

No provision of this agreement may be modified, altered, or amended, except by collective agreement between RiceBran Technologies and you in writing.

8. Arbitration

By signing this agreement, you agree that any claims or disputes covered by this agreement or resulting from your employment during the term of the agreement must be submitted to binding arbitration and that this arbitration will be the only remedy for resolution of any such claim or dispute. This promise to resolve claims by arbitration is equally binding upon both you and RiceBran Technologies.

Any arbitration will be administered by the American Arbitration Association under its Commercial Arbitration Rules. RiceBran Technologies will be responsible for any costs of arbitration, and each party shall bear its own expenses.

If you accept the terms of this agreement, please sign below in the space provided.

Printed name: Todd Mitchell Signature: ___________/s/ Todd Mitchell_______________ Date: __________________12/21/2022____________	RiceBran Technologies /s/ Peter Bradley 12/21/2022